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News Release For more information, please contact: MEDIA: Mike Cummins 312-549-5257 Michael.Cummins@conagra.com INVESTORS: Brian Kearney 312-549-5002 IR@conagra.com
FOR IMMEDIATE RELEASE

CONAGRA BRANDS REPORTS SOLID FIRST QUARTER RESULTS

CHICAGO, October 7, 2021— Today Conagra Brands, Inc. (NYSE: CAG) reported results for the first quarter of fiscal year 2022, which ended on August 29, 2021. All comparisons are against the prior-year fiscal period, unless otherwise noted.  Certain terms used in this release, including “Organic net sales,” “EBITDA,” “Two-year compounded annualized,” and certain “adjusted” results, are defined under the section entitled “Definitions.”  See page 5 for more information.

Highlights

•

First quarter net sales decreased 1.0%; organic net sales decreased 0.4%. On a two-year compounded annualized basis, fiscal 2022 first quarter net sales increased 5.3% and organic net sales increased 7.0%.

•	Operating margin decreased 534 basis points to 13.7%; adjusted operating margin decreased 604 basis points to 14.1%.
•

Diluted earnings per share from continuing operations (EPS) for the first quarter decreased 26.9% to $0.49, and adjusted EPS decreased 28.6% to $0.50. On a two-year compounded annualized basis, first quarter EPS increased 16.6% and adjusted EPS increased 7.8%.

•	During the first quarter, the Company repurchased approximately 1.5 million shares of its common stock for approximately $50 million.
•	The Company is reaffirming its fiscal 2022 adjusted EPS guidance and updating its expected path to achieving that guidance. The Company's updated fiscal 2022 guidance is as follows:
o	Organic net sales growth is expected to be approximately +1% versus prior guidance of approximately flat
o	Gross inflation (input cost inflation before the impacts of hedging) is expected to be approximately 11% versus prior guidance of approximately 9%
o	Adjusted operating margin is expected to be approximately 16%, representing no change to prior guidance
o	Adjusted EPS is expected to be approximately $2.50, representing no change to prior guidance

CEO Perspective

Sean Connolly, president and chief executive officer of Conagra Brands, commented, “Overall, I am pleased with the results we delivered in the first quarter, which have kept us on-track with our profit plan for the year. Our team showed great agility in navigating the dynamic external environment. We continue to experience ongoing inflationary pressure, but expect the sustained elevated consumer demand and the comprehensive actions we have executed and expect to execute in the future, will enable us to successfully deliver our adjusted EPS guidance for the year.”

CONAGRA BRANDS

He continued, “Our continuous execution of the Conagra Way playbook has positioned us well to continue capturing the benefits of the consumer behavior shifts driven by the COVID-19 pandemic. We believe that our disciplined approach to investment and sustained focus on strategic innovation will help us maintain brand momentum. We remain confident in the long-term potential of each of our domains – frozen, snacks, and staples – and in our ability to continue creating sustained value for our shareholders.”

Total Company First Quarter Results

In the quarter, net sales decreased 1.0% to $2.7 billion.  The decline in net sales primarily reflects:

•	a 1.1% net decrease from the divestitures of the H.K. Anderson business, the Peter Pan peanut butter business, and the Egg Beaters business (collectively, the Sold Businesses);
•	a 0.5% increase from the favorable impact of foreign exchange; and
•	a 0.4% decrease in organic net sales.

The 0.4% decrease in organic net sales was driven by a 2.0% decrease in volume and a favorable price/mix impact of 1.6%.  The volume decrease was primarily a result of lapping the prior year’s surge in at-home food demand due to the COVID-19 pandemic. The year-over-year comparison negatively impacted fiscal 2022 first quarter growth rates in the Company’s three retail reporting segments. The price/mix favorability was primarily driven by favorable net pricing and brand mix as the company continued executing inflation-justified pricing actions, many of which began to be reflected in the marketplace late in the first quarter. The benefits from favorable net pricing and brand mix were slightly offset by the change in estimate associated with fiscal 2020’s fourth quarter trade expense accrual which reduced the current quarter’s growth rate by approximately 70 bps.

Gross profit decreased 16.9% to $673 million in the quarter, and adjusted gross profit decreased 18.0% to $675 million.  Gross margin decreased 486 basis points to 25.4% in the quarter, and adjusted gross margin decreased 530 basis points to 25.4%. Gross profit in the quarter benefited from supply chain realized productivity, lower COVID-19 pandemic-related expenses, and cost synergies associated with the Pinnacle Foods acquisition. These benefits, however, were not enough to offset the impacts of the net sales decline, cost of goods sold inflation, and the lost profit from the Sold Businesses.

Selling, general, and administrative expense (SG&A), which includes advertising and promotional expense (A&P), increased 3.3% to $310 million in the quarter.  Adjusted SG&A, which excludes A&P, was relatively flat compared to year-ago, increasing 0.4% to $238 million.

A&P for the quarter increased 35.3% to $62 million, driven primarily by higher eCommerce investments.

Net interest expense was $94 million in the quarter.  Compared to the prior-year period, net interest expense decreased 17.1% or $20 million, driven primarily by lower levels of average debt outstanding.

The average diluted share count decreased 1.6% compared to the prior-year period to 482 million, driven by the Company’s share repurchase activity.

In the quarter, net income attributable to Conagra Brands decreased 28.5% to $235 million, or $0.49 per diluted share.  Adjusted net income attributable to Conagra Brands decreased 30.2% to $241 million, or $0.50 per diluted share, in the quarter.  The decreases were driven primarily by the decrease in gross profit.

Adjusted EBITDA, which includes equity method investment earnings and pension and postretirement non-service income, decreased 22.6% to $501 million in the quarter, primarily driven by the decrease in adjusted gross profit.

CONAGRA BRANDS

Grocery & Snacks Segment First Quarter Results

Net sales for the Grocery & Snacks segment decreased 4.9% to $1.1 billion in the quarter reflecting:

•	a 1.6% decrease from the impact of the Sold Businesses; and
•	a 3.3% decrease in organic net sales.

On an organic net sales basis, volume decreased 3.3% and price/mix was flat.  The volume decline was primarily due to lapping the prior year’s surge in at-home food demand from the COVID-19 pandemic.  Price/mix was primarily driven by favorability in net pricing offset by unfavorable brand mix as well as approximately 60 bps related to the aforementioned impact from the prior year’s change in the trade expense estimate. In the quarter, the Company gained share in staples categories such as canned tomatoes and chili, and snacking categories, including popcorn and pudding.

Operating profit for the segment decreased 23.7% to $216 million in the quarter.  Adjusted operating profit decreased 25.9% to $220 million, primarily driven by cost of goods inflation, the organic net sales decline, unfavorable fixed cost leverage related to lower volume, increased A&P investment, and the lost profit from the Sold Businesses. These negative impacts were partially offset by supply chain realized productivity, cost synergies associated with the Pinnacle Foods acquisition, and lower COVID-19 pandemic-related expenses.

Refrigerated & Frozen Segment First Quarter Results

Net sales for the Refrigerated & Frozen segment decreased 2.5% to $1.1 billion in the quarter reflecting:

•	a 0.8% decrease from the impact of the Sold Businesses; and
•	a 1.7% decline in organic net sales.

On an organic net sales basis, volume decreased 3.8% and price/mix increased 2.1%.  The volume decline was primarily due to lapping the prior year’s surge in at-home food demand from the COVID-19 pandemic.  The price/mix increase was primarily driven by favorable brand mix as well as slight favorability in net pricing. These benefits were partially offset by approximately 60 bps related to the aforementioned impact from the prior year’s change in the trade expense estimate. In the quarter, the Company gained share in categories such as frozen single serve meals, whipped topping, and frozen handhelds.

Operating profit for the segment decreased 34.4% to $158 million in the quarter.  Adjusted operating profit decreased 33.8% to $163 million primarily due to cost of goods sold inflation, lower organic net sales, increased A&P investment, unfavorable fixed cost leverage related to lower volume, and the lost profit from the Sold Businesses. These impacts were partially offset by the benefits of supply chain realized productivity, lower COVID-19 pandemic-related expenses, and cost synergies associated with the Pinnacle Foods acquisition.

International Segment First Quarter Results

Net sales for the International segment increased 8.1% to $237 million in the quarter reflecting:

•	a 0.4% decrease from the impact of the Sold Businesses,
•	a 6.5% increase from the favorable impact of foreign exchange; and
•	a 2.0% increase in organic net sales.

On an organic net sales basis, volume decreased 4.6% and price/mix increased 6.6%. Volume decreased primarily due to lapping the prior year’s surge in demand from the COVID-19 pandemic. The price/mix increase was driven by inflation-justified pricing and favorable product mix.

Operating profit for the segment decreased 11.4% to $34 million in the quarter.  Adjusted operating profit decreased 11.1% to $34 million as the negative impacts of cost of goods sold inflation and higher SG&A, related to higher employee compensation and planned IT-related projects more than offset the benefits from higher organic net sales, favorable foreign exchange, and supply chain realized productivity.

CONAGRA BRANDS

Foodservice Segment First Quarter Results

Net sales for the Foodservice segment increased 20.9% to $240 million in the quarter reflecting:

•	a 0.8% decrease from the impact of the Sold Businesses; and
•	a 21.7% increase in organic net sales.

On an organic net sales basis, volume increased 20.1% as restaurant traffic continued to recover from the impacts of the COVID-19 pandemic. Price/mix was favorable at 1.6% in the quarter primarily driven by inflation-justified pricing.

Operating profit for the segment decreased 20.1% to $20 million and adjusted operating profit decreased 19% to $21 million in the quarter as the impacts of cost of goods sold inflation more than offset the benefits of higher organic net sales and favorable supply chain realized productivity.

Other First Quarter Items

Corporate expenses decreased 16.3% to $65 million in the quarter and adjusted corporate expense decreased 5.7% to $62 million in the quarter, in both cases primarily as a result of lower stock-based compensation which more than offset foreign currency transaction losses from remeasuring certain intercompany notes payable.

Pension and post-retirement non-service income was $16 million in the quarter compared to $14 million of income in the prior-year period.

In the quarter, equity method investment earnings were $20 million.  The $14 million increase was primarily driven by favorable market conditions for the Ardent Mills joint venture.

In the quarter, the effective tax rate was 22.8% compared to 20.8% in the prior-year period.  The adjusted effective tax rate was 24.0% compared to 22.8% in the prior-year period.

In the quarter, the Company paid a dividend of $0.275 per share. The Company’s first dividend at the increased rate of $0.3125 per share was paid shortly following quarter-end.

Outlook

The Company is reaffirming its fiscal 2022 adjusted EPS guidance and updating its expected path to achieving that guidance.

The Company previously shared its expectations that consumer demand for its retail products would remain elevated versus historical levels throughout fiscal 2022, as consumers have developed new habits during the COVID-19 pandemic. Given the trends to date, including stronger-than-expected consumer demand and lower-than-anticipated elasticities of demand, as well as additional planned pricing actions, organic net sales growth is now expected to be higher than originally anticipated.

The Company also continues to experience elevated cost of goods sold inflation, the rate of which continued to increase during the first quarter of fiscal 2022. The Company has taken, and expects to continue taking, a variety of actions to counteract the impact of this inflation, including incremental pricing actions and cost savings measures. The Company continues to expect that the timing of the associated benefits from these margin lever actions will be weighted towards the second half of the fiscal year, and as a result, the Company continues to expect margins to improve sequentially over the remainder of the year.

The Company's updated fiscal 2022 guidance is as follows:

•	Organic net sales growth is expected to be approximately +1% versus prior guidance of approximately flat

CONAGRA BRANDS

•	Gross inflation (input cost inflation before the impacts of hedging) is expected to be approximately 11% versus prior guidance of approximately 9%
•	Adjusted operating margin is expected to be approximately 16%, representing no change to prior guidance
•	Adjusted EPS is expected to be approximately $2.50, representing no change to prior guidance

The above guidance is the Company’s best estimate of its expected financial performance in fiscal 2022. The Company’s ultimate fiscal 2022 performance will be highly dependent on factors including:

•	how consumers purchase food as foodservice establishments continue to reopen and people return to in-office work and in-person school;
•	the cost of goods sold inflation the Company experiences;
•	consumers’ response to inflation-justified price increases; and
•	the ability of the end-to-end supply chain to continue to operate effectively as the COVID-19 pandemic continues to evolve

The inability to predict the amount and timing of the impacts of foreign exchange, acquisitions, divestitures, and other items impacting comparability makes a detailed reconciliation of forward-looking non-GAAP financial measures impracticable.  Please see the end of this release for more information.

Items Affecting Comparability of EPS

The following are included in the $0.49 EPS for the first quarter of fiscal 2022 (EPS amounts are rounded and after tax).  Please see the reconciliation schedules at the end of this release for additional details.

•	Approximately $0.02 per diluted share of net expense related to restructuring plans
•	Approximately $0.01 per diluted share of net benefit related to unusual tax items
•	Approximately $0.01 per diluted share of net benefit related to corporate hedging derivative gains
•	Approximately $0.01 per diluted share of net expense due to rounding

The following are included in the $0.67 EPS for the first quarter of fiscal 2021 (EPS amounts are rounded and after tax).  Please see the reconciliation schedules at the end of this release for additional details.

•	Approximately $0.04 per diluted share of net expense related to restructuring plans
•	Approximately $0.02 per diluted share of net benefit related to unusual tax items
•	Approximately $0.01 per diluted share of net expense due to rounding

Definitions

Organic net sales excludes, from reported net sales, the impacts of foreign exchange, divested businesses and acquisitions, as well as the impact of any 53rd week.  All references to changes in volume and price/mix throughout this release are on an organic net sales basis.

References to adjusted items throughout this release refer to measures computed in accordance with GAAP less the impact of items impacting comparability. Items impacting comparability are income or expenses (and related tax impacts) that management believes have had, or are likely to have, a significant impact on the earnings of the applicable business segment or on the total corporation for the period in which the item is recognized, and are not indicative of the Company’s core operating results.  These items thus affect the comparability of underlying results from period to period.

References to earnings before interest, taxes, depreciation, and amortization (EBITDA) refer to net income attributable to Conagra Brands before the impacts of discontinued operations, income tax expense (benefit), interest expense, depreciation, and amortization.  References to adjusted EBITDA refer to EBITDA before the impacts of items impacting comparability.

CONAGRA BRANDS

References to two-year compounded annualized numbers are calculated as: ([(1 + current year period’s growth rate) * (1 + prior year period’s growth rate)] ^ 0.5) – 1.

Please note that certain prior year amounts have been reclassified to conform with current year presentation

Discussion of Results

Conagra Brands will host a webcast and conference call at 9:30 a.m. Eastern time today to discuss the results.  The live audio webcast and presentation slides will be available on www.conagrabrands.com/investor-relations under Events & Presentations. The conference call may be accessed by dialing 1-877-883-0383 for participants in the U.S. and 1-412-902-6506 for all other participants and using passcode 3562825. Please dial in 10 to 15 minutes prior to the call start time. Following the Company's remarks, the conference call will include a question-and-answer session with the investment community.  A replay of the webcast will be available on www.conagrabrands.com/investor-relations under Events & Presentations until October 7, 2022.

About Conagra Brands

Conagra Brands, Inc. (NYSE: CAG), headquartered in Chicago, is one of North America's leading branded food companies. Guided by an entrepreneurial spirit, Conagra Brands combines a rich heritage of making great food with a sharpened focus on innovation. The company's portfolio is evolving to satisfy people's changing food preferences. Conagra's iconic brands, such as Birds Eye®, Marie Callender's®, Banquet®, Healthy Choice®, Slim Jim®, Reddi-wip®, and Vlasic®, as well as emerging brands, including Angie's® BOOMCHICKAPOP®, Duke's®, Earth Balance®, Gardein®, and Frontera®, offer choices for every occasion. For more information, visit www.conagrabrands.com.

CONAGRA BRANDS

Note on Forward-looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Readers of this document should understand that these statements are not guarantees of performance or results. Many factors could affect our actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this document. These risks, uncertainties, and factors include, among other things: the risk that the cost savings and any other synergies from the acquisition of Pinnacle Foods Inc. (the Pinnacle acquisition) may not be fully realized or may take longer to realize than expected; the risk that the Pinnacle acquisition may not be accretive within the expected timeframe or to the extent anticipated; the risks that the Pinnacle acquisition and related integration will create disruption to the Company and its management and impede the achievement of business plans; risks related to our ability to achieve the intended benefits of other recent acquisitions and divestitures; risks associated with general economic and industry conditions; risks associated with our ability to successfully execute our long-term value creation strategies; risks related to our ability to deleverage on currently anticipated timelines, and to continue to access capital on acceptable terms or at all; risks related to our ability to execute operating and restructuring plans and achieve targeted operating efficiencies from cost-saving initiatives, and to benefit from trade optimization programs; risks related to the effectiveness of our hedging activities and ability to respond to volatility in commodities; risks related to the Company's competitive environment and related market conditions; risks related to our ability to respond to changing consumer preferences and the success of our innovation and marketing investments; risks related to the ultimate impact of any product recalls and litigation, including litigation related to the lead paint and pigment matters, as well as any securities litigation, including securities class action lawsuits; risk associated with actions of governments and regulatory bodies that affect our businesses, including the ultimate impact of new or revised regulations or interpretations; risks related to the impact of the COVID-19 pandemic on our business, suppliers, consumers, customers and employees; risks related to our forecasts of consumer eat-at-home habits as the impacts of the COVID-19 pandemic abate; risks related to the availability and prices of supply chain resources, including raw materials, packaging, and transportation including any negative effects caused by changes in inflation rates, weather conditions, or health pandemics; disruptions or inefficiencies in our supply chain and/or operations, including from the COVID-19 pandemic; risks associated with actions by our customers, including changes in distribution and purchasing terms; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; risks related to a material failure in or breach of our or our vendors’ information technology systems; the amount and timing of future dividends, which remain subject to Board approval and depend on market and other conditions; and other risks described in our reports filed from time to time with the Securities and Exchange Commission. We caution readers not to place undue reliance on any forward-looking statements included in this document, which speak only as of the date of this document. We undertake no responsibility to update these statements, except as required by law.

Note on Non-GAAP Financial Measures

This document includes certain non-GAAP financial measures, including adjusted EPS, organic net sales, adjusted gross profit, adjusted operating profit, adjusted SG&A, adjusted corporate expenses, adjusted gross margin, adjusted operating margin, adjusted effective tax rate, adjusted net income attributable to Conagra Brands, adjusted equity method investment earnings, free cash flow, net debt, net leverage ratio, and adjusted EBITDA. Management considers GAAP financial measures as well as such non-GAAP financial information in its evaluation of the Company’s financial statements and believes these non-GAAP measures provide useful supplemental information to assess the Company’s operating performance and financial position. These measures should be viewed in addition to, and not in lieu of, the Company’s diluted earnings per share, operating performance and financial measures as calculated in accordance with GAAP.

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Certain of these non-GAAP measures, such as organic net sales, adjusted operating margin, and adjusted EPS, are forward-looking.  Historically, the Company has excluded the impact of certain items impacting comparability, such as, but not limited to, restructuring expenses, the impact of the extinguishment of debt, the impact of foreign exchange, the impact of acquisitions and divestitures, hedging gains and losses, impairment charges, the impact of legacy legal contingencies, and the impact of unusual tax items, from the non-GAAP financial measures it presents.  Reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items impacting comparability and the periods in which such items may be recognized.  For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Hedge gains and losses are generally aggregated, and net amounts are reclassified from unallocated corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold. The Company identifies these amounts as items that impact comparability within the discussion of unallocated Corporate results.

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Conagra Brands, Inc.

Consolidated Statements of Earnings

(in millions)

(unaudited)

	FIRST QUARTER
	Thirteen weeks ended	Thirteen weeks ended
	August 29, 2021	August 30, 2020	Percent Change
Net sales	$2,653.3	$2,678.9	(1.0)%
Costs and expenses:
Cost of goods sold	1,979.9	1,868.7	6.0%
Selling, general and administrative expenses	310.1	300.3	3.3%
Pension and postretirement non-service income	(16.1)	(13.8)	16.3%
Interest expense, net	94.2	113.7	(17.1)%
Income before income taxes and equity method investment earnings	285.2	410.0	(30.5)%
Income tax expense	69.7	86.7	(19.6)%
Equity method investment earnings	20.2	6.5	209.5%
Net income	$235.7	$329.8	(28.6)%
Less: Net income attributable to noncontrolling interests	0.3	0.8	(68.3)%
Net income attributable to Conagra Brands, Inc.	$235.4	$329.0	(28.5)%

Earnings per share - basic
Net income attributable to Conagra Brands, Inc.	$0.49	$0.67	(26.9)%
Weighted average shares outstanding	480.4	488.2	(1.6)%

Earnings per share - diluted
Net income attributable to Conagra Brands, Inc.	$0.49	$0.67	(26.9)%
Weighted average share and share equivalents outstanding	482.3	489.9	(1.6)%

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Conagra Brands, Inc.

Consolidated Balance Sheets

(in millions)

(unaudited)

	August 29, 2021	May 30, 2021
ASSETS
Current assets
Cash and cash equivalents	$67.0	$79.2
Receivables, less allowance for doubtful accounts of $3.2	834.4	793.9
Inventories	1,954.6	1,734.0
Prepaid expenses and other current assets	116.2	95.0
Total current assets	2,972.2	2,702.1
Property, plant and equipment, net	2,646.2	2,608.5
Goodwill	11,369.2	11,373.5
Brands, trademarks and other intangibles, net	4,140.7	4,157.6
Other assets	1,407.0	1,349.3
Noncurrent assets held for sale	4.6	4.6
	$22,539.9	$22,195.6
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Notes payable	$458.6	$707.4
Current installments of long-term debt	21.9	23.1
Accounts payable	1,674.4	1,655.9
Accrued payroll	105.6	175.2
Other accrued liabilities	829.8	744.6
Total current liabilities	3,090.3	3,306.2
Senior long-term debt, excluding current installments	8,779.6	8,275.2
Other noncurrent liabilities	2,034.1	1,982.8
Total stockholders' equity	8,635.9	8,631.4
	$22,539.9	$22,195.6

CONAGRA BRANDS

Conagra Brands, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Thirteen weeks ended
	August 29, 2021	August 30, 2020
Cash flows from operating activities:
Net income	$235.7	$329.8
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	96.5	95.2
Asset impairment charges	0.7	3.4
Equity method investment earnings less than (in excess of) distributions	(7.4)	4.0
Stock-settled share-based payments expense	2.6	16.5
Contributions to pension plans	(2.9)	(5.9)
Pension benefit	(12.4)	(9.6)
Other items	1.4	24.3
Change in operating assets and liabilities excluding effects of business acquisitions and dispositions:
Receivables	(40.5)	52.4
Inventories	(220.7)	(202.8)
Deferred income taxes and income taxes payable, net	57.6	15.6
Prepaid expenses and other current assets	(19.8)	(16.7)
Accounts payable	64.8	20.8
Accrued payroll	(69.5)	(79.1)
Other accrued liabilities	53.7	36.6
Net cash flows from operating activities	139.8	284.5
Cash flows from investing activities:
Additions to property, plant and equipment	(154.9)	(145.5)
Sale of property, plant and equipment	1.9	0.6
Purchase of marketable securities	(1.9)	(1.5)
Sale of marketable securities	—	3.4
Other items	—	0.1
Net cash flows from investing activities	(154.9)	(142.9)
Cash flows from financing activities:
Issuances of commercial paper, maturities greater than 90 days	249.8	—
Net repayments of other short-term borrowings	(498.6)	(0.5)
Issuance of long-term debt	499.1	—
Repayment of long-term debt	(23.7)	(133.4)
Debt issuance costs	(1.9)	—
Repurchase of Conagra Brands, Inc. common shares	(50.0)	—
Payment of intangible asset financing arrangement	(12.6)	(12.9)
Cash dividends paid	(132.1)	(103.5)
Exercise of stock options and issuance of other stock awards, including tax withholdings	(17.6)	(9.3)
Other items	(6.9)	—
Net cash flows from financing activities	5.5	(259.6)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(2.6)	2.9
Net change in cash and cash equivalents and restricted cash	(12.2)	(115.1)
Cash and cash equivalents and restricted cash at beginning of period	80.2	554.3
Cash and cash equivalents and restricted cash at end of period	$68.0	$439.2

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Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q1 FY22	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$1,075.1	$1,101.8	$236.6	$239.8	$2,653.3
Impact of foreign exchange	—	—	(14.1)	—	(14.1)
Organic Net Sales	$1,075.1	$1,101.8	$222.5	$239.8	$2,639.2

Year-over-year change - Net Sales	(4.9)%	(2.5)%	8.1%	20.9%	(1.0)%
Impact of foreign exchange (pp)	—	—	(6.5)	—	(0.5)
Net sales from divested businesses (pp)	1.6	0.8	0.4	0.8	1.1
Organic Net Sales	(3.3)%	(1.7)%	2.0%	21.7%	(0.4)%

Volume (Organic)	(3.3)%	(3.8)%	(4.6)%	20.1%	(2.0)%
Price/Mix	—	2.1%	6.6%	1.6%	1.6%
Q1 FY21	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$1,131.0	$1,130.6	$219.0	$198.3	$2,678.9
Net sales from divested businesses	(18.7)	(9.2)	(0.9)	(1.3)	(30.1)
Organic Net Sales	$1,112.3	$1,121.4	$218.1	$197.0	$2,648.8

Q1 FY21	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$1,131.0	$1,130.6	$219.0	$198.3	$2,678.9
Impact of foreign exchange	—	—	12.1	—	12.1
Organic Net Sales	$1,131.0	$1,130.6	$231.1	$198.3	$2,691.0

Year-over-year change - Net Sales	16.2%	17.9%	7.2%	(21.8)%	12.1%
Impact of foreign exchange (pp)	—	—	5.9	—	0.5
Net sales from divested businesses (pp)	4.7	1.1	—	1.4	2.4
Organic Net Sales	20.9%	19.0%	13.1%	(20.4)%	15.0%

Volume (Organic)	17.6%	12.8%	10.5%	(24.1)%	10.9%
Price/Mix	3.3%	6.2%	2.6%	3.7%	4.1%
Q1 FY20	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$973.4	$959.1	$204.4	$253.8	$2,390.7
Net sales from divested businesses	(37.8)	(9.1)	—	(4.7)	(51.6)
Organic Net Sales	$935.6	$950.0	$204.4	$249.1	$2,339.1

2-year compound growth	5.1%	7.2%	7.6%	(2.8)%	5.3%
Organic 2-year compound growth	8.1%	8.2%	7.4%	(1.6)%	7.0%

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q1 FY22	Grocery & Snacks		Refrigerated & Frozen		International		Foodservice		Corporate Expense	Total Conagra Brands
Operating Profit	$215.9		$157.6		$34.1		$20.3		$(64.6)	$363.3
Restructuring plans	4.1		5.0		—		0.3		6.4	15.8
Acquisitions and divestitures	—		—		—		—		1.0	1.0
Corporate hedging derivative losses (gains)	—		—		—		—		(5.2)	(5.2)
Adjusted Operating Profit	$220.0		$162.6		$34.1		$20.6		$(62.4)	$374.9

Operating Profit Margin	20.1%		14.3%		14.4%		8.5%			13.7%
Adjusted Operating Profit Margin	20.5%		14.8%		14.4%		8.6%			14.1%
Year-over-year % change - Operating Profit	(23.7)%		(34.4)%		(11.4)%		(20.1)%		(16.3)%	(28.8)%
Year-over year % change - Adjusted Operating Profit	(25.9)%		(33.8)%		(11.1)%		(19.0)%		(5.7)%	(30.6)%
Year-over-year bps change - Adjusted Operating Profit	(580	) bps	(698	) bps	(311	) bps	(423	) bps		(604	) bps

Q1 FY21	Grocery & Snacks		Refrigerated & Frozen		International		Foodservice		Corporate Expense	Total Conagra Brands
Operating Profit	$283.1		$240.1		$38.5		$25.4		$(77.2)	$509.9
Restructuring plans	13.9		5.7		(0.1)		—		6.4	25.9
Acquisitions and divestitures	—		—		—		—		2.7	2.7
Tax planning consulting fees	—		—		—		—		1.5	1.5
Legal matters	—		—		—		—		(2.0)	(2.0)
Corporate hedging derivative losses (gains)	—		—		—		—		2.5	2.5
Adjusted Operating Profit	$297.0		$245.8		$38.4		$25.4		$(66.1)	$540.5

Operating Profit Margin	25.0%		21.2%		17.6%		12.8%			19.0%
Adjusted Operating Profit Margin	26.3%		21.7%		17.5%		12.8%			20.2%
Year-over-year % change - Operating Profit	86.9%		54.3%		55.5%		(19.0)%		(22.5)%	93.4%
Year-over year % change - Adjusted Operating Profit	42.9%		42.8%		47.7%		(19.0)%		5.6%	44.2%
Year-over-year bps change - Adjusted Operating Profit	492	bps	380	bps	481	bps	45	bps		450	bps
Q1 FY20	Grocery & Snacks		Refrigerated & Frozen		International		Foodservice		Corporate Expense	Total Conagra Brands
Operating Profit	$151.4		$155.6		$24.8		$31.4		$(99.5)	$263.7
Restructuring plans	19.1		0.6		1.2		—		28.6	49.5
Acquisitions and divestitures	0.7		—		—		—		1.2	1.9
Impairment on business held for sale	31.4		—		—		—		—	31.4
Brand impairment charges	3.5		15.8		—		—		—	19.3
Loss on divestiture of businesses	1.7		—		—		—		—	1.7
Corporate hedging derivative losses (gains)	—		—		—		—		7.2	7.2
Adjusted Operating Profit	$207.8		$172.0		$26.0		$31.4		$(62.5)	$374.7

Operating Profit Margin	15.6%		16.2%		12.1%		12.4%			11.0%
Adjusted Operating Profit Margin	21.3%		17.9%		12.7%		12.4%			15.7%

2-year compound growth - reported	19.4%	0.6%	17.4%	(19.6)%	(19.5)%	17.3%
2-year compound growth - adjusted	2.9%	(2.8)%	14.6%	(19.0)%	(0.2)%	—%

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q1 FY22	Gross profit		Selling, general and administrative expenses		Operating profit [1]		Income before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$673.4		$310.1		$363.3		$285.2	$69.7	22.8%	$235.4	$0.49
% of Net Sales	25.4%		11.7%		13.7%
Restructuring plans	6.4		9.4		15.8		15.8	3.9		11.9	0.02
Acquisitions and divestitures	—		1.0		1.0		1.0	0.3		0.7	—
Corporate hedging derivative losses (gains)	(5.2)		—		(5.2)		(5.2)	(1.3)		(3.9)	(0.01)
Advertising and promotion expenses [2]	—		62.2		—		—	—		—	—
Unusual tax items	—		—		—		—	3.6		(3.6)	(0.01)
Rounding	—		—		—		—	—		—	0.01
Adjusted	$674.6		$237.5		$374.9		$296.8	$76.2	24.0%	$240.5	$0.50
% of Net Sales	25.4%		9.0%		14.1%
Year-over-year % of net sales change - reported	(486	) bps	48	bps	(534	) bps
Year-over-year % of net sales change - adjusted	(530	) bps	12	bps	(604	) bps

Year-over-year change - reported	(16.9)%		3.3%		(28.8)%		(30.5)%	(19.6)%		(28.5)%	(26.9)%
Year-over-year change - adjusted	(18.0)%		0.4%		(30.6)%		(32.6)%	(25.2)%		(30.2)%	(28.6)%

Q1 FY21	Gross profit		Selling, general and administrative expenses		Operating profit [1]		Income before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$810.2		$300.3		$509.9		$410.0	$86.7	20.8%	$329.0	$0.67
% of Net Sales	30.2%		11.2%		19.0%
Restructuring plans	10.4		15.5		25.9		25.9	6.4		19.5	0.04
Acquisitions and divestitures	—		2.7		2.7		2.7	0.7		2.0	—
Corporate hedging derivative losses (gains)	2.5		—		2.5		2.5	0.6		1.9	—
Advertising and promotion expenses [2]	—		45.9		—		—	—		—	—
Tax planning consulting fees	—		1.5		1.5		1.5	0.4		1.1	—
Legal matters	—		(2.0)		(2.0)		(2.0)	(0.5)		(1.5)	—
Unusual tax items	—		—		—		—	7.6		(7.6)	(0.02)
Rounding	—		—		—		—	—		—	0.01
Adjusted	$823.1		$236.7		$540.5		$440.6	$101.9	22.8%	$344.4	$0.70
% of Net Sales	30.7%		8.8%		20.2%
Year-over-year % of net sales change - reported	245	bps	(555	) bps	800	bps
Year-over-year % of net sales change - adjusted	244	bps	(188	) bps	450	bps

Year-over-year change - reported	21.9%		(25.1)%		93.4%		172.4%	N/A		89.4%	86.1%
Year-over-year change - adjusted	21.7%		(7.6)%		44.2%		68.1%	73.4%		64.2%	62.8%

Q1 FY20	Gross profit	Selling, general and administrative expenses	Operating profit [1]	Income before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$664.5	$400.8	$263.7	$150.5	$(11.5)	(7.0)%	$173.8	$0.36
% of Net Sales	27.8%	16.8%	11.0%
Restructuring plans	4.5	45.0	49.5	50.1	11.5		38.6	0.08
Acquisitions and divestitures	—	1.9	1.9	1.9	0.5		1.4	—
Corporate hedging derivative losses (gains)	7.2	—	7.2	7.2	1.8		5.4	0.01
Advertising and promotion expenses [2]	—	45.3	—	—	—		—	—
Gain on Ardent JV asset sale	—	—	—	—	(1.3)		(4.1)	(0.01)
Impairment of a business held for sale	—	31.4	31.4	31.4	1.8		29.6	0.06
Brand impairment charges	—	19.3	19.3	19.3	4.5		14.8	0.03
Loss on divestiture of businesses	—	1.7	1.7	1.7	0.4		1.3	—
Unusual tax items	—	—	—	—	51.0		(51.0)	(0.10)
Adjusted	$676.2	$256.2	$374.7	$262.1	$58.7	21.8%	$209.8	$0.43
% of Net Sales	28.3%	10.7%	15.7%

2-year compound growth - reported	16.6%
2-year compound growth - adjusted	7.8%

1 Operating profit is derived from taking Income from continuing operations before income taxes and equity method investment earnings, adding back Interest expense, net and removing Pension and postretirement non-service income.

2 Advertising and promotion expense (A&P) has been removed from adjusted selling, general and administrative expense because this metric is used in reporting to management, and management believes this adjusted measure provides useful supplemental information to assess the Company’s operating performance.  Please note that A&P is not removed from adjusted profit measures.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

	August 29, 2021	August 30, 2020	% Change
Net cash flows from operating activities	$139.8	$284.5	(50.9)%
Additions to property, plant and equipment	(154.9)	(145.5)	6.5%
Free cash flow	$(15.1)	$139.0	N/A

	Q1FY22	Q1FY21
Notes payable	$458.6	$0.6
Current installments of long-term debt	21.9	718.6
Senior long-term debt, excluding current installments	8,779.6	8,897.6
Total Debt	$9,260.1	$9,616.8
Less: Cash	67.0	438.2
Net Debt	$9,193.1	$9,178.6

Q1 FY22 LTM [2]
Net Debt	$9,193.1

Net income attributable to Conagra Brands, Inc.	$1,205.2
Add Back: Income tax expense	176.8
Income tax expense attributable to noncontrolling interests	(0.6)
Interest expense, net	400.9
Depreciation	329.3
Amortization	59.7
Earnings before interest, taxes, depreciation, and amortization (EBITDA)	$2,171.3
Restructuring plans [1]	36.2
Acquisitions and divestitures	4.0
Corporate hedging derivative gains	(23.3)
Consulting fees on tax matters	5.7
Gain on divestiture of businesses	(58.4)
Legal matters	4.6
Early extinguishment of debt	68.7
Brand impairment charges	90.9
Adjusted EBITDA	$2,299.7

Net Debt to Adjusted LTM EBITDA	4.0

1 Excludes comparability items related to depreciation.

2 Last twelve months

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

	Q1 FY22	Q1 FY21	% Change
Net income attributable to Conagra Brands, Inc.	$235.4	$329.0	(28.5)%
Add Back: Income tax expense	69.7	86.7
Income tax expense attributable to noncontrolling interests	(0.1)	(0.3)
Interest expense, net	94.2	113.7
Depreciation	81.6	80.3
Amortization	14.9	14.9
Earnings before interest, taxes, depreciation, and amortization	$495.7	$624.3	(20.6)%
Restructuring plans [1]	9.5	18.3
Acquisitions and divestitures	1.0	2.7
Corporate hedging derivative losses (gains)	(5.2)	2.5
Consulting fees on tax matters	—	1.5
Legal matters	—	(2.0)
Adjusted Earnings before interest, taxes, depreciation, and amortization	$501.0	$647.3	(22.6)%

1 Excludes comparability items related to depreciation.